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NATIONAL DENTEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
ANNUAL MEETING OF STOCKHOLDERS

       The 2005 Special Meeting in Lieu of Annual Meeting of Stockholders of National Dentex Corporation will be held as follows:
          Date:   Wednesday, June 22, 2005
          Time:  10:00 a.m.

Place:	Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street, 33rd Floor Boston, MA 02199-8004
Matters to be voted on:

1.	Election of five directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2005.

3.	Any other matters properly brought before the meeting.
      The Board of Directors has fixed the close of business on May 2, 2005 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
      Your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Donald H. Siegel P.C.
Clerk
This notice and proxy statement and form of proxy are being distributed on or about May 27, 2005.

NATIONAL DENTEX CORPORATION
526 Boston Post Road
Wayland, Massachusetts 01778

PROXY STATEMENT
GENERAL INFORMATION
      What is this document? This is the Notice of our 2005 Special Meeting in Lieu of Annual Meeting of Stockholders of National Dentex Corporation combined with our Proxy Statement which provides important information for your use in voting your shares of our common stock at the meeting.
      Who can vote? You can vote your shares of common stock if our records show that you owned the shares on May 2, 2005. A total of 5,326,415 shares of common stock are eligible to vote at the meeting. You are permitted one vote for each share of common stock you owned on May 2, 2005, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. The enclosed proxy card shows the number of shares you can vote.
      How do I vote by proxy? Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the meeting. Sign and date the proxy card and mail it back in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote in accordance with the Board of Director’s recommendations below.
      How does the Board of Directors recommend that I vote on the proposals? The Board of Directors recommends that you vote:
      FOR the election of the five nominees to serve as directors; and
      FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2005.
      What if other matters come up at the meeting? The matters described in this proxy statement are the only matters we know that will be voted on at the meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares in their discretion.
      Can I change my vote after I return my proxy card? Yes. At any time before the meeting, you can change your vote either by sending our Corporate Clerk a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.
      Can I vote in person at the meeting rather than by completing the proxy card? Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.
      Who will count the votes? The votes will be counted, tabulated and certified by our transfer agent and registrar, Registrar and Transfer Company. A representative of Registrar and Transfer Company will serve as the inspector of elections at the meeting.
      Will my vote be kept confidential? Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

      What do I do if I am a beneficial owner and my shares are held in “street name”? If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.
      What constitutes a quorum? In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 2,663,208 shares. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
      Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
      What is the voting requirement to approve each of the proposals? In the election of directors, the five persons receiving the most number of “FOR” votes at the meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the meeting.
      How will votes be counted? Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail or on a ballot voted in person at the meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. As a result, abstentions and “broker non-votes” will have no effect on the outcome of voting at the meeting on the proposals described in the accompanying notice.
      Where can I find the voting results? We will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2005, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2005. The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the SEC’s website, www.sec.gov.
      Who pays for this proxy solicitation? We do. In addition to sending you these materials, one of our officers, directors or employees may contact you by telephone, by mail, or in person. None of these persons will receive any extra compensation for doing this. If necessary, we may retain the proxy solicitation firm Morrow & Co., at a cost which we would not expect to exceed of $5,000.
      Where can I get directions to the meeting? Directions to the meeting location are available at www.pbl.com.
      How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders (or special meeting in lieu thereof) or to nominate individuals to serve as directors? If you are interested in submitting a proposal for inclusion in our proxy statement for the annual meeting next year (or special meeting in lieu of the annual meeting), or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than January 27, 2006, which is the 120th calendar day before the one-year anniversary of the proxy statement we are releasing to our stockholders for this year’s annual meeting. If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials next year. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Under our articles of organization, by-laws, and applicable Massachusetts law, no proposal or other business can be considered at next year’s meeting that is not included in the notice we mail for next year’s meeting. Any proposals should be addressed to:
National Dentex Corporation
526 Boston Post Road
Wayland, Massachusetts 01778
ATTN: Richard F. Becker, Jr.,
Vice President-Treasurer, CFO and Assistant Clerk
Fax: (508) 358-6199
      Copy of By-law Provisions: You may contact our Assistant Clerk (Mr. Becker) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals. Our by-laws also are available on the Investor Relations page on our website at http://www.nationaldentex.com.
      How may I communicate with the Board of Directors or the non-management directors on the Board of Directors? You may submit an e-mail to our Board of Directors at bod@nationaldentex.com. All directors have access to this e-mail address. Communications intended for non-management directors should be directed to the attention of Mr. Norman F. Strate at the e-mail address above.
      Does National Dentex have a policy regarding the attendance of directors at the meeting? Our by-laws mandate that the Board of Directors hold a meeting immediately after each annual meeting of stockholders, or the special meeting in lieu thereof. As a result, as a practical matter we normally expect each of our directors to be present at the stockholders’ meeting.
      How many directors attended last year’s meeting? All five of our directors attended last year’s meeting.
      Does National Dentex have a Code of Conduct applicable to all directors, officers, and employees? Yes. In accordance with Section 406 of the Sarbanes-Oxley Act and Rule 4350(n) of NASDAQ’s listing rules, we have adopted a Code of Conduct that is applicable to all directors, officers and employees. Our Code of Conduct provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors. We are required to disclose any such waivers on a Form 8-K within two business days.
      Is the Code of Conduct publicly available? Yes. It is available on the Investor Relations page of our website at www.nationaldentex.com.
      How can I obtain an annual report on Form 10-K? A copy of our Annual Report on Form 10-K for the year ended December 31, 2004 is enclosed with this proxy statement. Stockholders may request another free copy of our 2004 Annual Report on Form 10-K by making a written or oral request to:
National Dentex Corporation
526 Boston Post Road
Wayland, Massachusetts 01778
ATTN: Richard F. Becker, Jr.,
Vice President-Treasurer, CFO and Assistant Clerk
Fax: (508) 358-6199
      Who should I contact if I have any questions? If you have any questions about the meeting or any matters relating to this proxy statement, please contact Mr. Richard F. Becker, Jr., at the address and telephone number above.

STOCK OWNERSHIP
      The following table shows the number of shares of common stock beneficially owned as of May 2, 2005 by:

•	each nominee for director;

•	each executive officer shown in the summary compensation table below;

•	all executive officers and directors as a group; and

•	each person who we believe beneficially owns more than 5% of our common stock.

		Percentage of
	Number of	Outstanding
Name	Shares(1)	Shares(2)

David V. Harkins*	46,452	0.9%
Jack R. Crosby*	3,154	0.1
Norman F. Strate*	8,841	0.2
Thomas E. Callahan*	790	**
David L. Brown(3)*†	234,851	4.2
Donald E. Merz(4)†	98,532	1.8
Richard F. Becker, Jr.(5)†	76,775	1.4
James F. Dodd III(6)†	59,750	1.1
Arthur B. Champagne(7)†	56,780	1.1
Daniel A. Grady(8)	4,452	0.1
All executive officers and directors as a group (14 persons)(9)	689,989	11.8
Artisan Partners Limited Partnership(10)	596,101	11.2
825 East Wisconsin Ave., #800
Milwaukee, WI 53202
FMR Corp.(10)	522,000	9.8
82 Devonshire Street
Boston, MA 02109
Royce & Associates, L.L.C.(10)	379,500	7.1
1414 Avenue of the Americas
New York, NY 10019

*	Nominee for re-election as a director. The address of this person is c/o National Dentex Corporation, 526 Boston Post Road, Wayland, MA 01778.

**	Less than 0.1%

†	Executive officer. The address of this person is c/o National Dentex Corporation, 526 Boston Post Road, Wayland, MA 01778.

(1)	The number of shares beneficially owned by each entity, person, director or named executive officer is determined under applicable SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire within 60 days of May 2, 2005, through the exercise of stock options or other similar rights. This stock ownership information is based upon information furnished to us by the persons named on the table.

(2)	Ownership percentage is reported based on 5,326,415 shares of common stock outstanding on May 2, 2005, plus, as to each holder thereof and no other person, the number of shares (if any) that such person has the right to acquire within 60 days of May 2, 2005, through the exercise of stock options or other similar rights.

(3)	Mr. Brown owns 26,601 shares and holds options for 212,250 shares, of which 208,250 are exercisable within 60 days of May 2, 2005.

(4)	Mr. Merz owns 14,032 shares and holds options for 88,500 shares, of which 84,500 are exercisable within 60 days of May 2, 2005.

(5)	Mr. Becker owns 14,775 shares and holds options for 66,000 shares, of which 62,000 are exercisable within 60 days of May 2, 2005.

(6)	Mr. Dodd owns 7,500 shares and holds options for 56,250 shares, of which 52,250 are exercisable within 60 days of May 2, 2005.

(7)	Mr. Champagne owns 12,750 shares, is deemed under applicable SEC rules to beneficially own 30 shares held by his wife and holds options for 48,000 shares, of which 44,000 are exercisable within 60 days of May 2, 2005.

(8)	Mr. Grady resigned as a director effective as of December 31, 2004. He resigned due to the imposition of new independence criteria applicable to our independent auditors, PricewaterhouseCoopers LLP (“PwC”). In late 2003, Mr. Grady’s son was named a partner in PwC’s Hartford, Connecticut office. Effective January 2005, Mr. Grady’s son was to be relocated to PwC’s Boston office. As a result of this relocation, PwC advised us and Mr. Grady that, owing to various independence criteria applicable to independent auditors and related corporate governance issues, it would not be able to continue to serve as our independent auditors if Mr. Grady continued his service on our Board of Directors beyond December 31, 2004. Not wanting to jeopardize our existing relationship with PwC, Mr. Grady informed us that he was submitting his resignation from our Board of Directors effective December 31, 2004.

(9)	Certain executive officers, other than the executive officers named in the table, own a total of 12,762 shares and hold options for 92,850 shares, of which 86,850 are exercisable within 60 days of May 2, 2005.

(10)	Information as to the number of shares is as of December 31, 2004 and is furnished in reliance on the most recently filed Schedule 13G of the named beneficial owner.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The entire Board of Directors, to consist of five members, will be elected at the meeting. The directors elected will hold office until their successors are elected, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.
      Vote Required. The five nominees receiving the most votes will be elected. Votes withheld for a nominee will not be counted.
      Nominations. At the meeting, we will nominate the persons named in this proxy statement for re-election as directors. Although we know of no reason why any of these nominees might not be able to serve, the Board of Directors (on the recommendation of the Nominating Committee) may either propose to reduce the number of directors or propose a substitute nominee if any nominee is not available for election.
      General Information About the Nominees. All of the nominees profiled below currently serve as directors. Each has agreed to be named in this proxy statement and to serve as a director if elected.

Director Name	Age	Office Held

David V. Harkins	64	Chairman of the Board and Director
David L. Brown	64	President, Chief Executive Officer and Director
Jack R. Crosby	78	Director
Norman F. Strate	64	Director
Thomas E. Callahan	65	Director
      Mr. Harkins has been a director of National Dentex since 1982. He has been affiliated with Thomas H. Lee, L.P. and its predecessor Thomas H. Lee Company, since its founding in 1974, and currently serves as Vice Chairman of Thomas H. Lee Partners, L.P. In addition, he has over 30 years experience in the investment and venture capital industry with the John Hancock Mutual Life Insurance Company, where he began his career, as well as TA Associates and Massachusetts Capital Corporation. He is currently a Director of Syratech Corp., Nortek, Inc. and New Refco Group Ltd., LLC. Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer of Conseco, Inc. from April 2000 to June 2000 without compensation for such service. In December, 2002, Conseco, Inc. voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code.
      Mr. Brown was appointed President and a director of National Dentex in December 1998, and Chief Executive Officer in 2000. He joined us in 1984 as Vice President-Finance and Chief Financial Officer, and was appointed as Treasurer in 1991. Mr. Brown serves on the Board of Directors of the Dental Trade Alliance, the Dental Trade Alliance Foundation and the National Association of Dental Laboratories, and on the Board of Fellows of the Harvard School of Dental Medicine.
      Mr. Crosby has been a director of National Dentex since 1992. He is Chairman of The Rust Group, a private investment partnership headquartered in Austin, Texas. Mr. Crosby serves as Chief Executive Officer and director of CinemaStar Luxury Theaters, Inc. (which filed for protection under Chapter 11 of the U.S. Bankruptcy Code during 2001 and emerged from bankruptcy in August 2002), as well as numerous other entities which are privately held.
      Mr. Strate has been a director of National Dentex since 1997. He is the former President and Chief Executive Officer of Protonex Technology Corporation, a fuel cell company focused on affordable power sources, and currently serves on its Board of Directors. He served as Chief Executive Officer of J.F. Jelenko & Co., a supplier of dental products to dental labs, from 1986 until it was acquired by Heraeus, GmbH in 1996. He is also a partner in The Strate Group, a merger and acquisitions firm. Mr. Strate is a former member of the Board of Fellows of the Harvard School of Dental Medicine, a former member of the Lehigh University Alumni Association Board, and a member of the Permanent Board of Directors of The William J. Gies Foundation for the Advancement of Dentistry of the American Dental Education Association.

      Mr. Callahan was appointed to our Board of Directors in August 2004. Prior to retiring at the end of 2001, Mr. Callahan served as Senior Vice President and Chief Financial Officer of Welch Foods, Inc. from 1990 until his retirement. He also served as a director of Welch Foods from 1996 through the end of 2001. Mr. Callahan currently serves on the Board of Directors of Circor International, a leading provider of valves and fluid control products listed on the New York Stock Exchange. He is Chairman of the Board of Trustees of the Tilton School in Tilton, New Hampshire and is a director of the Economic Education Foundation, a non-profit organization that promotes economic education in Massachusetts schools. He is also a former director of the Boston Chapter of Financial Executives International.
      Compensation of Directors. Non-employee directors receive a retainer fee of $20,000 annually, and may elect to receive such compensation in cash or shares of our common stock. All of our directors except Mr. Brown are non-employee directors. Each of our non-employee directors chose to receive their 2004 retainer fee in shares of our common stock. All of our directors are reimbursed for travel and similar expenses incurred in connection with their services.
      Director Independence. The Board of Directors has determined that each of the director-nominees is an “independent” director as defined under applicable NASDAQ rules, except for Mr. Brown, who serves as our President and Chief Executive Officer. The “independent” directors thus constitute a majority of our Board of Directors.
      Board Committee Matters. Our Board of Directors has four principal committees: the Executive Committee, the Compensation Committee, the Nominating Committee, and the Audit Committee. All of the members of the Compensation Committee and Nominating Committee are “independent” directors as defined under applicable NASDAQ rules. Each of the members of the Executive Committee is “independent” under applicable NASDAQ rules, except for Mr. Brown.
      Each of the three members of the Audit Committee is “independent” under applicable NASDAQ rules which impose additional independence criteria in determining eligibility for director service on audit committees. In addition, our Board of Directors has determined that one of the three members of the Audit Committee, Mr. Callahan, qualifies as an “audit committee financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations.
      The following chart describes the function and membership of each committee of the Board of Directors and the number of times it met in 2004:
Executive Committee — 4 Meetings

Function	Members

• Approve terms of acquisitions of dental laboratories or other businesses under $1.0 million in purchase price	David V. Harkins (Chairman) Norman F. Strate David L. Brown
Compensation Committee — 2 Meetings

Function	Members

• Review and approve compensation and benefit programs • Approve compensation of senior executives • Administer stock option plans	Thomas E. Callahan (Chairman) Jack R. Crosby Norman F. Strate
      See the report of the Compensation Committee on page 9.

Audit Committee — 7 Meetings

Function	Members

• Engage the independent auditors
• Review the annual financial statements
• Review control procedures and accounting practices
• Monitor accounting and reporting practices
• Review compliance with the conflict-of-interest policy
• Review our capital structure
• Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable law and regulations	Norman F. Strate (Chairman) Jack R. Crosby Thomas E. Callahan
      Mr. Strate became Chairman of the Audit Committee effective March 3, 2004.
      See the report of the Audit Committee on page 16.
Nominating Committee — 2 Meetings

Function	Members

• Review and recommend to the full Board nominations for election to the Board of Directors	Jack R. Crosby (Chairman) Norman F. Strate Thomas E. Callahan
      The Nominating Committee has adopted a charter which is available on the Investor Relations page of our website at www.nationaldentex.com.
      The Nominating Committee will consider director candidates recommended by our stockholders to the extent such nominations are provided no later than the deadline for stockholder proposals and in the manner for stockholders proposals outlined above on page 3. The Nominating Committee believes that all nominees must possess, as a minimum qualification, the personal integrity necessary to comply with all applicable legal and regulatory duties imposed on directors of public companies, including without limitation, the fiduciary duties of care and loyalty, and must possess sufficient business and other relevant experience to be able to exercise business judgment in the best interests of National Dentex and its stockholders. The Nominating Committee is committed to evaluating nominees recommended by our stockholders no differently than other nominees, other than to the extent to which the Committee may, as a preliminary matter, need to consider the extent to which any such individual possesses the minimum qualifications to be a nominee, and the extent to which any such individual possesses business experience and other criteria that would make his or her service as a director of National Dentex an asset to us and our shareholders.
      The full Board of Directors held four meetings during 2004. Each director attended all of the meetings of the Board and of each committee that he belongs to, except Mr. Harkins and Mr. Crosby, who each attended three of the four meetings of the Board of Directors.
EXECUTIVE COMPENSATION
      The following report and the performance graph on page 14 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other filing by National Dentex with the SEC, unless we state otherwise.
Report of the Compensation Committee
      This report sets forth the duties of the Compensation Committee and the current strategy and components of our compensation programs for our executive officers. This report also describes the basis on which the Committee made compensation determinations with respect to these executive officers for the year ended December 31, 2004.

      Compensation Committee Participation. The Compensation Committee, currently composed of three non-employee directors who qualify as “independent” under applicable NASDAQ rules, is responsible for the review and recommendation to the full Board of Directors of the compensation of National Dentex’s Chief Executive Officer, review and approval of the compensation of the other executive officers and review and approval of other employee benefit plans. We are aware of no interlocking compensation committee relationships between our directors and executive officers and the directors and executive officers of any other public company. We note that Mr. Callahan does serve on the Compensation Committee of Circor International. The Compensation Committee’s goals are to:

•	provide compensation competitive with similar companies;

•	reward executives consistent with the performance of National Dentex;

•	recognize individual performance;

•	retain and attract qualified executives; and

•	encourage our executives to increase stockholder value by aligning their interests with the interests of our stockholders.
      To achieve these goals, the Compensation Committee has put in place an executive compensation program with three basic elements; base salary, annual cash bonus, and stock options. The Committee intends to review its compensation policies from time to time in order to take into account factors which are unique to National Dentex.
      Base Salary. The Compensation Committee determines the base salary of each executive officer. The Committee considers competitive industry salaries, the nature of the officer’s position, the officer’s contribution and experience, and the officer’s length of service. Base salaries are conservatively pegged to a level we subjectively believe to be competitive with the average levels of base salary in organizations of similar size.
      Annual Cash Bonus. The Compensation Committee grants annual cash bonuses to executive officers based directly on the short-term financial performance of both our operating dental laboratories and National Dentex as a whole. This annual cash bonus is designed to provide better-than-competitive pay only for better-than-competitive financial performance.
      National Dentex has established cash incentive plans which reward:

•	dental laboratory management and other key employees who directly influence the financial performance of an individual dental laboratory;

•	key executives based upon our achievement of corporate earning targets, expressed in terms of pre-tax income, as compared to our budget for each year; and

•	group managers based upon the achievement of earnings within each manager’s group of dental laboratories.
      Stock Options. The Compensation Committee administers National Dentex’s stock option plans, which reward executives and other employees for delivering long-term value to our stockholders. The goals of our stock option plans are to:

•	reward executives for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in National Dentex;

•	support a performance-oriented environment that rewards plan participants for improving the financial performance of National Dentex; and

•	attract and retain key executives and employees critical to our long-term success.
      The Compensation Committee refrained from issuing any stock option grants during 2004. National Dentex is assessing the effect that the Statement of Financial Accounting Standards No. 123 (revised 2004),

“Share-Based Payment” might have on any subsequent issuances and will balance that impact against the benefits of a stock option program in attracting and retaining key management personnel.
      Compensation of Chief Executive Officer in 2004. In fiscal year 2004, President and Chief Executive Officer David L. Brown’s base salary was $300,000. The Compensation Committee increased Mr. Brown’s base salary to this amount effective January 2004. The annual incentive for Mr. Brown was determined under the Corporate Executive’s Incentive Plan and was the same as his prior year bonus amount of $65,000. Mr. Brown’s bonus payment was determined based on an evaluation of his performance against annual objectives including achievement of profit plans, progress in the acquisition of dental laboratories and development of senior management. Despite a continuing difficult economic and regulatory environment, National Dentex, under the leadership of Mr. Brown and his management team, was able to achieve certain financial goals while continuing to develop a foundation for longer term business success. Mr. Brown, as Chief Executive Officer, has a larger percentage of his total compensation at risk under this plan than do the other executive officers.
Submitted by:
Thomas E. Callahan
Jack R. Crosby
Norman F. Strate
      Executive Officers of National Dentex. The following table sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of National Dentex. The officers serve at the discretion of the Board of Directors.

			First Year as
			an Executive
Name	Age	Offices Held	Officer

David L. Brown	64	President, Chief Executive Officer, and Director	1984
Donald E. Merz	66	Senior Vice President	1987
Richard F. Becker, Jr.	52	Vice President-Treasurer, Chief Financial Officer and Assistant Clerk	1990
James F. Dodd, III	65	Vice President-Business Development	1993
Richard G. Mariacher	60	Vice President-Technical Services	1982
Arthur B. Champagne	64	Group Vice President	1986
Lynn D. Dine	53	Vice President-Research & Development	2003
Wayne M. Coll	41	Corporate Controller & Assistant Treasurer	2003
      Mr. Brown’s background is summarized on page 7 above.
      Mr. Merz has been in the dental laboratory industry for over 35 years with National Dentex or its predecessors. He has been a Vice President of National Dentex since 1987. In 1998, Mr. Merz became Senior Vice President and in 2000, the Chairman of our Laboratory Operations Committee.
      Mr. Becker served as Corporate Controller of National Dentex from 1984 to 1990, as Vice President and Corporate Controller from 1990 to 1996, and is currently Vice President — Treasurer and Chief Financial Officer. Prior to joining National Dentex, Mr. Becker held a number of financial management positions with Etonic, Inc. and Kendall Company, subsidiaries of Colgate-Palmolive, Adage Corporation, William Underwood Company and Rix Corporation.

      Mr. Dodd has been a Vice President of National Dentex since 1993 and is a member of our Laboratory Operations Committee. He was the founder and President of Dodd Dental Laboratories, Inc. from 1963 until we acquired it in 1992. Mr. Dodd has also served as President of the Dental Laboratory Conference, President of the Delaware Dental Laboratory Association, and as Director, Secretary and Treasurer of the American Fund for Dental Health.
      Mr. Mariacher has served as Vice President-Technical Services of National Dentex since its inception. Mr. Mariacher has been with National Dentex or its predecessors for over 30 years. He is the author of many technical articles, a Trustee of the National Board for Certification of Dental Laboratories, a Technical Editor of Laboratory Management Today, the Chairman of the Board of Directors of the CAL-Lab Group and a member of the American Prosthodontic Society and the American Academy of Esthetic Dentistry.
      Mr. Champagne has been a Vice President of National Dentex since 1986. In 2000, he became a member of our Laboratory Operations Committee. Mr. Champagne has been employed by National Dentex and its predecessors for over 40 years.
      Mr. Dine was elected to the position of Vice President, Research and Development in April 2003. He has worked for National Dentex and its predecessors for over 25 years, including Laboratory President at Ito & Koby Dental Studio and most recently as Director of Research and Development.
      Mr. Coll has been employed by National Dentex since 1990 and has been our Corporate Controller since 1996. He was elected to the position of Assistant Treasurer in April 2003. Prior to joining National Dentex Mr. Coll held several financial management positions, including Assistant Controller at Depot Distributors, Inc.
Summary Compensation Table

				Long Term Compensation

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Options	Compensation(2)

David L. Brown	2004	$300,000	$65,000	—	173,063
President and Chief	2003	273,385	65,000	12,000	172,064
Executive Officer	2002	215,000	75,000	18,000	171,814

Donald E. Merz	2004	175,000	72,355	—	29,391
Senior Vice President	2003	169,192	70,812	12,000	28,540
	2002	140,000	93,193	18,000	28,290

Richard F. Becker, Jr.	2004	175,000	40,000	—	11,418
Vice President, Treasurer	2003	159,462	35,000	12,000	10,416
and Chief Financial Officer	2002	140,000	30,000	18,000	10,166

James F. Dodd, III	2004	175,000	35,000	—	86,000
Vice President Business	2003	159,462	35,000	12,000	85,000
Development	2002	140,000	30,000	18,000	84,750

Arthur B. Champagne	2004	157,500	40,526	—	20,974
Group Vice President	2003	149,327	33,997	12,000	19,972
	2002	125,000	51,127	18,000	19,722

(1)	Paid for services rendered in 2002, 2003 and 2004 to all of the officers named above under the Corporate Executives Incentive Compensation Plan and as to Messrs. Merz and Champagne under the National Dentex Laboratory Incentive Compensation Plan for 2002, 2003 and 2004.

(2)	Represents the portion of life insurance premiums we pay to fund our Supplemental Executive Retirement Plan. Also includes our matching contribution for the account of the officers named above under the National Dentex Dollars Plus Plan, a plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The matching contribution is 100% of the first 1% of salary contributed by the employee and 50% of the next 3% of salary contributed.

Options Granted in 2004
      We did not grant any stock options to any of our employees during the fiscal year ended December 31, 2004. Accordingly, the table usually included here detailing the grants made for the last fiscal year to our named executive officers is omitted.
Option Exercises and Year-End Value
      The following table sets forth information concerning options exercised during 2004, if any, and the unexercised options held as of December 31, 2004 by the executive officers named in this proxy statement.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year End(2)
	Stock Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

David L. Brown	—	$—	202,750	14,000	$1,412,021	$78,546
Donald E. Merz	—	—	74,500	14,000	555,818	78,546
Richard F. Becker, Jr.	—	—	52,000	14,000	374,943	78,546
James F. Dodd, III	—	—	42,250	14,000	282,143	78,546
Arthur B. Champagne	—	—	46,750	14,000	319,493	78,546

(1)	The value realized upon the exercise of an option is determined by multiplying the number of options exercised by the difference between the market price of the common stock on the date of exercise of the options and the exercise price of the options exercised.

(2)	The value of unexercised in-the-money options at the end of fiscal year 2004 is determined by multiplying the number of options held by the difference between the market price of the common stock underlying the options on December 31, 2004 ($20.30 per share, on a split-adjusted basis) and the exercise price of the options.

Stock Performance Graph
      The following graph compares the cumulative total stockholder return of our common stock during the five fiscal years ended December 31, 2004 with the cumulative total return of the NASDAQ Industrial Index and a peer group index described more fully below.
COMPARISON OF CUMULATIVE TOTAL RETURN (1)
AMONG NATIONAL DENTEX (“NADX”), NASDAQ INDUSTRIAL INDEX
AND PEER GROUP INDEX (2)

	12-31-99	12-31-00	12-31-01	12-31-02	12-31-03	12-31-04

NADX	100.00	117.16	144.36	116.66	143.28	181.80
NASDAQ	100.00	66.24	62.05	45.99	71.63	82.97
Peers	100.00	164.68	208.29	229.56	301.61	391.13

(1)	Assumes $100 invested on December 31, 1999 in our common stock, the NASDAQ Industrial Index and the Peer Group Index, including reinvestment of any dividends paid on the investment.

(2)	The Peer Group Index consists of Dentsply International, Inc. and Patterson Dental Company. We believe that these companies represent the other publicly traded companies within the dental service community.
Employment Contracts and Change-in-Control Arrangements.
      National Dentex has entered into employment agreements with David L. Brown and Richard F. Becker which provide for annual base salaries which may be increased at the discretion of the Board of Directors. These agreements also provide for participation in our Executive Incentive Compensation Plan, reimbursement of expenses, and the same benefits offered to our other executives generally. The agreements provide for automatic renewal for one-year terms until termination by National Dentex or by the employee.
      National Dentex also has entered into Change of Control Severance Agreements with Messrs. Brown, Merz, Becker, Dodd, Mariacher, Champagne and Dine, which provide for a severance benefit upon termination of employment within two years after a change in control of National Dentex. These agreements provide that, in the event that the executive is terminated without cause, or the executive terminates his employment for certain specified reasons (such as a reduction in compensation or duties), within two years of a change of control, the executive will receive severance benefits equal to two times his base salary in effect immediately prior to the date of termination, plus two times the average amount of the bonus payable for the two fiscal years ending on or immediately prior to the date of termination. These severance benefits are three times salary and three times the average bonus over the two preceding years in the case of Mr. Brown.
Section 16(a) Beneficial Ownership Reporting Compliance.
      Section 16(a) of the Securities Exchange Act requires our officers, directors and greater than 10% stockholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of our equity securities. Based solely on a review of the Section 16 Reports furnished to us by or on behalf of the Reporting Persons and, where applicable, any written representation by any of them that Section 16 Reports were not required, we believe that all Section 16(a) filing requirements applicable to our Reporting Persons during and with respect to 2004 have been complied with on a timely basis.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
      The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to examine our financial statements for the fiscal year ending December 31, 2005. A resolution to ratify this selection will be presented at the meeting. We recommend that you vote for ratification of the selection of PwC. A majority of the votes cast must vote in favor to ratify the selection. Broker non-votes, if any, will have no effect on the outcome of the vote. Abstentions will not be counted as votes cast in favor of or in opposition to the selection of PwC. Stockholder approval of the selection of PwC is not required by law. However, if the stockholders do not ratify the selection, the Audit Committee will take that into account in future deliberations. The Audit Committee will retain the ultimate discretion to appoint or terminate the appointment of our auditors, irrespective of the outcome of this proposal.
      PwC audited and reported upon our financial statements for fiscal 2004. In connection with that audit, PwC also reviewed our Annual Report on Form 10-K, quarterly financial statements for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and our filings with the SEC, and consulted with management as to the financial statement implications of matters under consideration. A representative of PwC will be at the meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions.
      Our Board of Directors has appointed an Audit Committee. The Audit Committee’s current written charter was adopted by our Board of Directors in April 2000 and amended in March 2004 in response to new requirements, including the Sarbanes-Oxley Act of 2002 and related rules and regulations issued by the SEC and the NASDAQ National Market.
      All members of our Audit Committee are “independent” within the definition of that term as provided by Rule 4200(a)(15) of the NASDAQ’s corporate governance rules.
      Our Board of Directors has also determined that Mr. Callahan is an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act.
Report of the Audit Committee
      The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing with the SEC, unless we state otherwise.
      The Audit Committee hereby states that it:

•	Has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 with the management of National Dentex Corporation (“National Dentex”);

•	Has discussed with National Dentex’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented;

•	Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence; and

•	Based upon the above mentioned reviews and discussions, has recommended to the Board of Directors of National Dentex that the audited financial statements be included in National Dentex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

      The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent auditors for the purpose of preparing and issuing an audit report.
      The Audit Committee is responsible for providing independent, objective oversight of National Dentex’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews National Dentex’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee met to review and discuss with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2004, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors.
      The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NASDAQ National Market governing the qualifications of the members of audit committees. The Board of Directors has determined that Mr. Callahan qualifies as an “audit committee financial expert” under applicable SEC rules.
      The Audit Committee held seven meetings during the fiscal year ended December 31, 2004. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our independent auditors, PricewaterhouseCoopers LLP (“PwC”).
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence.
      The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of National Dentex in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.
      The Audit Committee certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has a policy in accordance with the applicable new NASDAQ listing rules and standards of reviewing and reassessing the adequacy of this Charter on an annual basis.
      During 2004, management began the process of documenting, assessing and testing National Dentex’s system of internal controls in response to the requirements in the Sarbanes-Oxley Act of 2002. Deloitte & Touche LLP (“Deloitte”) was retained by management in consultation with the Audit Committee to assist it in this project. The Audit Committee has been kept appraised of progress in this process, including planning and result updates provided by management, Deloitte, and PwC.
      During 2004, National Dentex paid no fees to PwC for consulting work outside of the review and audit of their financial statements, the audit of their 401(k) plan and the related tax work.
      Based on its review and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that National Dentex’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Audit Committee has selected and the Board of Directors has ratified, subject to further ratification by the stockholders, the selection of PwC as independent auditors for the fiscal year ending December 31, 2005. If the selection of

PwC is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of PwC as National Dentex’s independent auditors without the approval of National Dentex’s stockholders whenever the Audit Committee deems such termination necessary or appropriate.
Submitted by:
Norman F. Strate, Chairman
Jack R. Crosby
Thomas E. Callahan
Fees to Independent Auditors for Fiscal 2003 and 2004
      The following table represents fees for professional services rendered by PwC for the audit of our annual financial statements for fiscal 2003 and fiscal 2004 and fees billed for audit-related services, tax services, and all other services by PwC for fiscal 2003 and 2004.

	2003	2004

Audit fees	$97,500	$410,000
Audit-Related fees	20,600	43,100
Tax fees	17,000	25,300
All other fees	—	1,200
Other Matters
      The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy may vote in accordance with their best judgment.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NATIONAL DENTEX CORPORATION

PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL
MEETING OF SHAREHOLDERS ON JUNE 22, 2005
THIS PROXY IS BEING SOLICITED BY
THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Special Meeting in Lieu of Annual Meeting of Shareholders, Proxy Statement and the Annual Report of National Dentex Corporation (the “Company”), hereby appoint(s) David V. Harkins, David L. Brown, and Richard F. Becker or any one of them, proxies for the undersigned, with full power of substitution in each of them, to represent the undersigned at the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company to be held at Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, 33rd Floor, Boston, Massachusetts, 02199 at 10:00 a.m. on Wednesday, June 22, 2005 and at any adjournment or postponement thereof, and thereat, to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock of the Company upon or in respect of which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated hereon.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above                     Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	Proposal to elect the following persons as directors.	☐	☐	☐
	(01) David L. Brown	(04) David V. Harkins
	(02) Thomas C. Callahan	(05) Norman F. Strate
(03) Jack R. Crosby

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name(s) in the space provided below.

		For	Against	Abstain
2.	Proposal to approve the appointment of PricewaterhouseCoopers LLP as Auditors.	☐	☐	☐
3.	In their discretion on any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Mark box at right if an address change or comment has been noted on the bottom portion of this card.	☐

Please check the box at right if you plan to attend the meeting on June 22.	☐

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

é Detach above card, sign, date and mail in postage paid envelope provided. é

NATIONAL DENTEX CORPORATION

     The undersigned hereby confer(s) upon said proxies, and each of them, discretionary authority to vote (a) upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting, and (b) with respect to the selection of Directors in the event of any unforeseen emergency.

     Attendance of the undersigned at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned hereon, this proxy will be deemed signed by the undersigned in that capacity.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.